SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

                                    ---------

                                    FORM 8-K

              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 January 7, 1999




                           Community Bancshares, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)




   Delaware                      0-16461                      63-0868361
   --------                 ----------------                 -----------
(State or other             (Commission File                (IRS Employer
jurisdiction of                  Number)                 Identification No.)
incorporation)




                Main Street, P.O. Box 1000, Blountsville, Alabama        35031
                -------------------------------------------------       -------
                (Address of principal executive offices)              (Zip Code)




      Registrant's telephone number, including area code:        (205) 429-1000
                                                                 --------------




                                Not applicable
                                --------------
                                (Former Name)

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Item 5.  Other Events.

            On January 21, 1999, Community Bancshares, Inc. issued the following press release:

      Blountsville, AL - The Board of Directors of Community Bancshares, Inc., declared a dividend of one Preferred Share Purchase Right on each outstanding share of Community Bancshares common stock on January 7, 1999.

      Kennon R. Patterson, Sr., Chairman, President, and Chief Executive Officer of Community Bancshares, Inc., stated: "The rights are designed to assure that all of the company's stockholders receive fair and equal treatment in the event of any proposed takeover of the company and to guard against abusive tactics to gain control of the company without paying all stockholders a premium for that control."

      The rights are intended to enable the company's stockholders to realize the long-term value of their investment in Community Bancshares. The rights will not prevent a takeover, but should encourage anyone seeking to acquire the company to negotiate with the board prior to attempting such action.

      The rights will be exercised only if a person or group acquires 15 percent or more of the company's common stock or announces a tender offer which would result in ownership by a person or group of 15 percent or more of the common stock. Each right will entitle stockholders to buy one one-hundredth of a share of a new series of junior participating preferred stock at an exercise price of $84.

      Community Bancshares, Inc., is a registered bank holding company headquartered in Blountsville, Alabama. Through its principal subsidiary, Community Bank, the company offers a wide range of commercial and consumer banking services.





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                                   SIGNATURES


            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.


                                       COMMUNITY BANCSHARES, INC.
                                               (Registrant)


                                       By /s/ Bishop K. Walker, Jr.
                                          Name:Bishop K. Walker, Jr.
                                          Title: Vice Chairman & General Counsel

Dated:  January 21, 1999